Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Technical Olympic USA, Inc. for the registration of up to $344,024,000 of debt securities, guarantees of debt securities, common stock, preferred stock, warrants, stock purchase contracts, stock purchase units and depositary shares and to the incorporation by reference therein of our report dated March 1, 2006, except for the second paragraph of Note 6 footnote (b) as to which the date was March 9, 2006, with respect to the consolidated financial statements of Technical Olympic USA, Inc., and our report dated March 1, 2006 with respect to Technical Olympic USA, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Technical Olympic USA, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
April 19, 2006